Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Care Investment Trust Inc.:

We consent to the incorporation by reference in the registration statement No. 333-145410 on Form S-8 of Care Investment Trust Inc. of our report dated April 5, 2012, with respect to the consolidated balance sheet of Care Investment Trust Inc. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K, as amended by Form 10-K/A, of Care Investment Trust Inc.

/s/ KPMG LLP

New York, New York

June 22, 2012